P-COM, INC.
                          3175 S. Winchester Boulevard
                            Campbell, CA 95008 U.S.A.

July 25, 2003

Mr. Samuel Smookler
10831 Mora Drive
Los Altos, California 94024-6532

Dear Sam:

      P-Com, Inc., a Delaware corporation (the "Company") is pleased to offer you a position of employment with the Company. The basic terms are as follows:

      1. Title and Duties. You will be employed as the President and Chief Executive Officer of the Company, and you will perform such executive duties in connection with the business of the Company as the board of directors of the Company (the "Board of Directors") may from time to time assign consistent with such titles.

      2. Commencement Date. Your employment with the Company will commence on September 2, 2003 (the "Commencement Date").

      3. Salary. During the period beginning on the Commencement Date and ending on December 31, 2003, the Company will pay you a salary of $36,000 per month. Beginning on January 1, 2004, the Company will pay you a base salary of $250,000 per year ("Base Salary").

      4. Bonus.

            4.1 Initial Bonus. On September 2, 2004, you will be entitled to receive a cash bonus equal to 50% of your Base Salary.

            4.2 Annual Bonus. At the beginning of each fiscal year of the Company, the Board of Directors, in its reasonable discretion and in good faith, will establish certain objectives and performance-related goals to be met by the Company during that fiscal year (the "Stated Goals"). You will receive an annual cash bonus equal to 50% of your Base Salary for each fiscal year in which the Company meets or exceeds its Stated Goals, beginning with fiscal year 2005 (the "Annual Bonus"). If your employment with the Company ceases during fiscal year 2005 or any subsequent fiscal year of the Company, the amount of your Annual Bonus, if any, for the year in which such cessation of employment occurs will be pro-rated for the number of days you are employed by the Company during that fiscal year.

      5. Common Stock. Subject to approval by the Board of Directors, you will be granted options to purchase a number of shares of the Company's common stock, par value $0.0001 per share (the "Common Stock"), equal to 2% of the total number of shares of Common Stock issued and outstanding as of the Commencement Date (the "Options"). The exercise price of the Options shall be equal to the then existing fair market value of the Common Stock as determined by the Board of Directors on the date that the Options are granted. The Options, including, without limitation, any applicable vesting schedules, shall be subject to and governed by the terms and conditions contained in the Company's 1995 Stock Option/Stock Issuance Plan, as amended (the "1995 Plan").

      6. Medical and Dental Benefits. Beginning on the Commencement Date, you will be entitled to medical and dental insurance coverage under the Company's medical and dental insurance plans, which are subject to change from time to time in the sole discretion of the Company.

      7. Board of Directors. Following the Commencement Date, the Company shall take all such actions as are necessary to duly appoint you to the Board of Directors, to serve as a director of the Company until the next annual meeting of the Company's stockholders and until your successor is duly elected and qualified.

      8. Term of Employment. The term of your employment with the Company shall begin on the Commencement Date and shall continue for a term of two years, unless earlier terminated pursuant to the provisions hereof (the "Term").

      9. Termination for Cause. The Company may terminate your employment under this letter agreement for "cause" at any time during the Term. As used herein, "cause" means personal dishonesty, breach of fiduciary duty, any material breach of the terms of this letter agreement, gross negligence or willful misconduct in the performance of your duties, willful breach or habitual neglect of duties, fraud, conviction of a felony, incarceration for 30 or more consecutive days, or mental or physical disability that renders you unable to perform your duties for 90 consecutive days in any 12-month period, all as determined by the Board of Directors. In the event that the Company terminates your employment for cause, this letter agreement shall terminate and be of no further force or effect, and the Company shall have no further obligation to you hereunder.

      10. Termination Without Cause. In the event that the Company terminates your employment without cause, (a) the Company shall continue to pay you your Base Salary for a period of one year following such termination; (b) the Company shall continue to provide you with medical and dental insurance coverage, as provided in Section 6 above, for a period of one year following such termination, provided, that such continued coverage is allowed under the Company's contract with its medical and dental insurance plan carrier(s); and
(c) the Options granted to you, pursuant to Section 5 above, shall continue to vest in accordance with the terms and conditions contained therein for a period of two years following the date of such termination.

      11. Termination Following a Change of Control.

            11.1 Severance Benefits. Notwithstanding anything herein to the contrary, in the event that your employment with the Company is terminated for any reason (with or without cause) at any time within 12 months following a Change of Control (as defined below), (a) the Company shall continue to pay you your Base Salary for a period of two years following such termination; (b) the Company shall continue to provide you with medical and dental insurance coverage, as provided in Section 6 above, for a period of two years following such termination, provided, that such continued coverage is allowed under the Company's contract with its medical and dental insurance plan carrier(s); and
(c) the Options granted to you, pursuant to Section 5 above, shall automatically accelerate so that each such Option will become fully vested and immediately exercisable for the total number of shares of Common Stock subject to that Option, and such Options shall remain exercisable until the expiration of their terms, as set forth therein.

            11.2 Definition of Change of Control. For purposes of this letter agreement, "Change of Control" shall mean any of the following transactions effecting a change in ownership or control of the Company:

            (a) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the Company's jurisdiction of incorporation;

            (b) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company,

            (c) any reverse merger in which the Company is the surviving entity but in which securities representing 50% or more of the total combined voting power of the Company's outstanding securities are transferred to person or persons different from the persons holding those securities immediately prior to such merger,

            (d) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than thirty percent (30%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders.

            11.3 Other Provisions. An action following a Change of Control that results in a material reduction in your authority, duties or responsibilities within the Company or a change in your place of employment which is more that fifty (50) miles from your place of employment before the Change of Control and is effected without your written concurrence will entitle you to the benefits described in Section 11.1 (Severance Benefits) of this document.

      12. Death. In the event of your death, the payments to which you are entitled under this letter agreement will be made, on the applicable due dates hereunder, to the executors or administrators of your estate. If you die before you exercise all the Options, such Options may be exercised, within 12 months after your death, by the executors or administrators of your estate or by persons to whom the Options are transferred pursuant to your will or in accordance with the laws of inheritance. In no event, however, may any such Option be exercised after the expiration date specified therein.

      13. General Creditor Status. The payments and benefits to which you become entitled hereunder will be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement or other segregated account will be established as a funding vehicle for such payment. Accordingly, your right (or the right of the personal representatives or beneficiaries of your estate) to receive any payments or benefits hereunder will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors.

      14. Withholding Taxes and Other Deductions. To the extent required by law, the Company shall withhold from any payments due to you under this letter agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law.

      15. Indemnification. The indemnification provided to the Company's officers and directors under the Company's certificate of incorporation, bylaws and insurance policies will (to the maximum extent permitted by law) be extended to you with respect to any and all matters, events or transactions occurring or effected during your employment with the Company.

      16. Miscellaneous. This letter agreement will be binding upon you and the Company, its successors and assigns (including, without limitation, the surviving entity in any Change of Control) and is to be construed and interpreted under the laws of the State of California. Except as set forth herein, this letter agreement supersedes all prior agreements between you and the Company relating to the subject of your employment with the Company and may only be amended by written instrument signed by you and an authorized officer of the Company. If any provision of this letter agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this letter agreement, or the enforceability or invalidity of this letter agreement as a whole. Should any provision of this letter agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this letter agreement will continue in full force and effect.

      17. Attorney Fees. In the event legal proceeding should be initiated by you or by the Company with respect to any controversy, claim or dispute relating to the interpretation or application of the provisions of this letter agreement or any benefits payable hereunder, the prevailing party in such proceedings will be entitled to recover from the losing party reasonable attorney fees and costs incurred in connection with such proceedings or in the enforcement or collection of any judgment or award rendered in such proceedings. For purposes of this provision, the prevailing party means the party determined by the court to have most nearly prevailed in the proceedings, even if that party does not prevail in all matters, and does not necessarily mean the party in whose favor the judgment is actually rendered.

      18. Independent Legal Counsel. By executing this letter agreement, you acknowledge that (i) this agreement has been prepared by Sheppard, Mullin, Richter & Hampton LLP ("SMRH") acting in its capacity as legal counsel to the Company and (ii) you have had an opportunity to seek advice from your own legal counsel with respect to the matters contained herein and such individual counsel is not SMRH.

      If you accept the above-described offer, please sign a copy of this letter where indicated below and mail or fax it to me along with your signature on the enclosed forms authorizing the required background checks. You will be required to sign a Proprietary Information and Inventions Agreement as well as to present proper documentation regarding proof of your identify and authorization to work in the United States upon your acceptance. This offer, if not accepted, will expire August 1, 2003.

      P-Com believes that a mutually beneficial relationship will result from your positive response to this offer of employment. We look forward to your acceptance and a long and rewarding association.


                                        Sincerely,

                                        P-Com, Inc.


                                        /s/ George Roberts
                                        ------------------------------------
                                        George Roberts
                                        Chairman and Chief Executive Officer

ACCEPTED AND AGREED TO
AS SET FORTH ABOVE:


/s/ Samuel Smookler
-----------------------------------
Samuel Smookler

Dated: 7/29/03